Exhibit 99.1

Poniard Pharmaceuticals Announces Upgrade

of Stock Listing to NASDAQ Global Market

South San Francisco, Calif. (September 27, 2007) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced that the Company’s common shares are now eligible to be included in the NASDAQ Global Market and will begin trading there under the same symbol “PARD” effective Monday, October 1, 2007.

“Qualifying for listing on the NASDAQ Global Market represents an important milestone for Poniard and provides us with greater visibility in the global financial markets and broadens our exposure to new investors,” said Caroline Loewy, chief financial officer of Poniard. “This is an important step in our continued growth and demonstrates our ability to meet the higher standards required by the NASDAQ Global Market.”

NASDAQ-listed companies are classified under three listing tiers — NASDAQ Global Select Market, NASDAQ Global Market and NASDAQ Capital Market. Poniard has been listed on the NASDAQ Capital Market. All three market tiers maintain rigorous listing and corporate governance standards. For additional information about the NASDAQ Global Market, please visit www.nasdaq.com.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile. Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors. Intravenous picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancer, and oral picoplatin is in a clinical trial in solid tumors. As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors. For additional information please visit www.poniard.com.

© 2007 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

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